April 16, 2003                            Mr. Richard G. Spencer
                                          President & Chief Executive Officer
                                          (412) 367-3300
                                          E-mail: rspencer@fidelitybank-pa.com

For Immediate Release

               FIDELITY BANCORP, INC. ANNOUNCES 10% STOCK DIVIDEND
                           AND QUARTERLY CASH DIVIDEND

PITTSBURGH, PA - April 16, 2003 -- The Board of Directors of Fidelity Bancorp, Inc. (NASDAQ: FSBI) yesterday declared a stock dividend of 10%, payable on May 28, 2003 on all outstanding shares of the Company's common stock to shareholders of record on May 15, 2003. This dividend is the eighth stock dividend paid to shareholders since the Company was formed in 1988. As a result of the stock dividend, the Company's outstanding shares will increase 10% to approximately 2,672,000 shares from the current number of approximately 2,429,000 shares.

In addition to the stock dividend, a quarterly cash dividend of $.12 per share on the Company's common stock was also declared. The dividend is payable May 30, 2003 to stockholders of record May 15, 2003 on all outstanding shares, including the new shares represented by the 10% stock dividend. This represents the 59th consecutive quarterly cash dividend paid to shareholders.

Commenting on the dividend declarations, President and Chief Executive Officer Richard G. Spencer stated, "The payment of this 10% stock dividend along with maintaining the $.12 per share cash dividend represents the Board of Directors' continued confidence in the current performance and future prospects of the Company. We are pleased to be able to provide this return to our loyal shareholders".

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.